Exhibit 99.2

Contacts:	Vincent J. Milano Vice President, COO, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225 Will Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA SUBMITS SCIENTIFIC ARGUMENTS IN SUPPLEMENT TO VANCOCIN

PETITION FOR STAY OF ACTION

Exton, PA, June 30, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today submitted a supplement to its Petition for Stay of Action with the FDA regarding the bioequivalence requirements for abbreviated new drug applications (ANDAs) that seek to copy Vancocin capsules. The document sets forth scientific arguments supporting ViroPharma’s strong belief that the decision of the FDA’s Office of Generic Drugs (OGD) to modify the bioequivalence standards for generic copies of Vancocin capsules is scientifically flawed.

The submission made by ViroPharma will be available in its entirety later today on ViroPharma’s corporate website, at www.viropharma.com/OGDpetition. The document will also be furnished with the SEC as an exhibit to a Current Report on Form 8-K, and will be available on the EDGAR section of the SEC website as well as the SEC filings page of the ‘investing’ section of the ViroPharma website. The company also expects that the document will become available on the docket management section of the FDA website within approximately two weeks.

The Company believes that its latest submission demonstrates that the OGD’s proposal for demonstrating bioequivalence of a generic version of Vancocin capsules using only in vitro dissolution testing instead of human clinical trials is not justifiable, and presents an unacceptably high risk of approving a bioinequivalent product. Because Vancocin treats two potentially life-threatening diseases, Clostridium difficile-associated disease (CDAD) and enterocolitis caused by Staphylococcus aureus, anything less than an in vivo demonstration of bioequivalence in those with CDAD may expose patients to unnecessary risk and raise significant clinical and public health concerns.

Previously, on May 31, 2006, ViroPharma filed a supplement describing its strong belief that the OGD’s decision to lower the bioequivalence standards for generic copies of Vancocin violated numerous federal statutes in addition to the FDA’s own regulations with the result that the new standard cannot, as a matter of law, be used in the review or approval of applications for generic versions of Vancocin.

ViroPharma intends to continue to vigorously oppose any approach that does not require rigorous scientific methods including human clinical studies, consistent with good medicine and science. The company also believes that, given the growing number of patients with severe, and possibly life-threatening, CDAD, the appropriate expert advisory groups must validate the scientific and medical appropriateness of the approval standards for a generic locally acting vancomycin capsule product.

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea, and the associated complications of disease, including death. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and compromised immunity are conditions associated with increased risk of disease. According to the CDC, there are approximately 3,000,000 cases of antibiotic-associated diarrhea per year, of which 15 to 25 percent are caused by C. difficile.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including those related to the Company’s efforts to oppose changes to OGD practices regarding a generic applicant’s ability to request a waiver of in-vivo bioequivalence testing for Vancocin. There can be no assurance that ViroPharma’s efforts to oppose this change in OGD’s practices will be successful. If we are unable to change this approach at FDA, the threat of generic competition will become more acute. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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